Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Li-Cycle Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common shares without par value	457(o)	$200,000,000	—	$200,000,000	0.00011020	$22,040.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$200,000,000		$22,040.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$22,040.00

(1)

The amount to be registered consists of up to $200,000,000 of an indeterminate amount of common shares and includes an indeterminable number of additional securities that, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the securities to be offered.

(2)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Rule 457(o) under the Securities Act.